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Exhibit 99.2

CHICAGO--(BUSINESS WIRE)--Feb. 16, 2000--

Peapod, Inc. (NASDAQ:PPOD), the nation's leading Internet grocer, announced today that Rallye S.A. will participate in the previously announced $120 million equity investment in convertible preferred stock and warrants to purchase common stock of Peapod.

"Rallye is a perfect addition to the stellar list of our new investment partners," said Bill Malloy, Peapod's President and Chief Executive Officer. "Rallye has been working alongside each of the new investors for some time, and we had anticipated their participation. We welcome them into the transaction as a valuable investor with great international retail and Internet grocery expertise."

Jean-Charles Naouri, Chairman of Rallye, said, "Internet grocery is taking off around the world. Last year, we launched an online grocery service in Europe through our Casino supermarket subsidiary. We believe Peapod also has a successful model, and we look forward to working with them on growth opportunities."

Rallye has entered into a letter of intent with the company, similar to the letters of intent entered into between the company and each of Apollo Management, The Yucaipa Companies, Pequot Private Equity and GRP. The Rallye participation will be allocated from existing commitments and will not increase the size of the aggregate $120 million financing.

About Peapod, Inc.

Peapod, Inc., "Your Personal Grocer and More," is the nation's leading Internet grocer, providing consumers with broad product choices for local and national grocery delivery service. The Company currently provides services locally in eight metropolitan markets in the United States. More information is available on the Company's web site at www.peapod.com.

About Rallye S.A.

Rallye SA, based in Paris, owns through its Casino subsidiary, more than 6,100 hypermarkets, supermarkets and convenience stores in eleven countries. It also controls multiple specialty and sporting goods retail businesses. Casino's net revenues exceed $16 billion. Casino stock is a component of the Paris Stock Exchange CAC40 index.

Except for historical matters contained herein, the matters discussed in this press release, including statements herein regarding Peapod's expansion strategy, its market positioning, its future prospects, and its expectations relating to the proposed financing, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Peapod's business and prospects and cause actual results to differ materially from these forward-looking statements. There can be no assurance that the proposed financing will be completed on the terms described or at all.

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CONTACT: Peapod, Inc.
Paula Wheeler, 847/583-6412

or

KemperLesnik
Jon Bigness, 312/755-3532

or

Winston Partners
James W. DeYoung, Investor Relations
312/855-0439